EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rodman & Renshaw Capital Group, Inc.:

          We consent to the incorporation by reference in:

Form	Registration Statement

S-8	333-168830
S-8	333-157872

           We consent to the use of our report dated March 15, 2011, with respect to the consolidated statements of financial condition of Rodman & Renshaw Capital Group, Inc. and subsidiaries (“the Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, which report appear in the December 31, 2010 annual report on Form 10-K of Rodman & Renshaw Capital Group, Inc. The aforementioned report with respect to the consolidated financial statements of Rodman & Renshaw Capital Group, Inc., refers to changes, in 2010, in the Company’s method of accounting for consolidation of variable interest entities.

/s/ KPMG LLP

New York, New York
March 15, 2011